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                                                  EXHIBIT 10(1)

                        STATE OF NEW YORK
                    PUBLIC SERVICE COMMISSION

                                At a session of the Public Service
                                  Commission held in the City of
                                    Albany on February 4, 1998

COMMISSIONERS PRESENT:

John F. O'Mara, Chairman
Maureen O. Helmer
Thomas J. Dunleavy



CASE 96-E-0909 - In the Matter of Central Hudson Gas & Electric
                 Corporation's Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12.



                ORDER ADOPTING TERMS OF SETTLEMENT
             SUBJECT TO MODIFICATIONS AND CONDITIONS

             (Issued and Effective February 19, 1998)


BY THE COMMISSION:

                           INTRODUCTION
          On March 12, 1997, Central Hudson Gas & Electric Corporation (Central Hudson) filed a Settlement Agreement (Agreement) pursuant to Opinion No. 96-12. Evidentiary hearings were held from May 6-9, 1997 before Administrative Law Judge Rafael A. Epstein. On July 1, 1997, Judge Epstein issued a recommended decision which concluded that the Settlement Agreement did not adequately serve the policy objectives enunciated in Opinion No. 96-12.
          At our session of September 17, 1997, we considered the recommended decision and the exceptions of the parties. We determined that the Settlement Agreement was unacceptable because it did not address sufficiently (1) Central Hudson's future corporate structure, in particular the ultimate disposition of its fossil generation assets, (2) whether significant expenditures should be made for time-of-use metering, and (3) the level of the systems benefit charge (SBC) fund.
          In response to our concerns, the parties conducted a further series of negotiations which culminated in the production of the Amended and Restated Settlement Agreement (revised Agreement), dated January 2, 1998. The revised Agreement, which is Appendix A to this order, was signed by Central Hudson, Staff, and the Pace Energy Project.
          The terms of the revised Agreement generally offer a sound regulatory framework for Central Hudson, its competitors, and its customers in the transition to fully competitive generation and energy service markets. In particular, Central Hudson agrees to divest its fossil generation assets through an auction process and to reallocate to the SBC fund the amount previously earmarked for time-of-use metering. However, we are requiring modifications and adding conditions as follows:
          (1) The revised Agreement (provision VII(H)) provides that Central Hudson, in the event it does not participate in the auction, shall receive 5% of the gross proceeds of an auction up to the net book value of the assets being auctioned, even if they are disposed of at a loss. This provision is not adopted. Instead we will authorize Central Hudson to realize an incentive only if the auction results in a net gain. That incentive will be equal to 10% of the total proceeds above net book value up to the $17.5 million cap, net of tax.
          (2) No specific provision is made for parties to comment on the details of Central Hudson's auction plan. We believe that the parties to the revised Agreement intended to provide an opportunity for such comments and we adopt the revised Agreement with that understanding.
          (3) We reserve authority to require an auction and transfer of fossil generation prior to June 30, 2001, the end of the rate plan, if we find that it is in the public interest. Central Hudson is expected to use its best efforts to minimize the costs associated with its bond indenture, and to evaluate carefully market conditions to maximize net proceeds from an auction. Staff is directed to monitor Central Hudson through June 2001, and report to us with recommendations, if necessary, to make sure the company is not incurring imprudent generation costs which could be avoided by divestiture prior to June 30, 2001.
          (4) In the event Central Hudson auctions and transfers generation prior to June 30, 2001, Central Hudson will be required to implement a mechanism that will ensure bundled prices no higher than those charged, on average, in a representative period prior to divestiture, will remain available to Central Hudson's customers for the balance of the term of the revised Agreement. This modification is not intended to limit in any way the company's ability to file for a general revenue decrease to be effective prior to June 30, 2001. In this connection, we note with approval Central Hudson's right in the revised Settlement to acquire capacity and/or energy from the generation facilities it is divesting. The revised Agreement, as adopted, would remain in effect through June 30, 2001, except to the extent specific provisions extend beyond that by their own terms.
          (5) The first paragraph of provision XIII(B) of the revised Agreement is adopted subject to the requirement that pending the Court's action on the anticipated stipulation between the Commission and the company, Central Hudson will take no action to support the pending appeal except to the extent it must do so to avoid forfeiting the right to appeal.
          (6) We do not accept provision VI(B)29, which provides for the same law firm to represent Regco and an affiliate on the same matter, where their interests may be adverse.
          (7) The revised Agreement makes no provision for remediation by us of violations of the prescribed codes of conduct or for a dispute resolution process, with timelines, to address complaints by marketers. Such provisions are added, as set forth in Appendix B to this order.
          (8) The revised Agreement is adopted subject to the modification that a provision dealing with mergers and acquisitions is added. The new provision is as follows:
          Pursuant to a petition filed jointly or
          individually by the company, Central Hudson shall have the flexibility to retain, on a cumulative basis, all savings associated with the acquisition or merger with another utility for a period of five years from the date of closing of any such merger or acquisition up to the amount of acquisition premium paid over the lesser of book value or fair market value of assets merged or acquired. Savings in the excess of that recovery will be disposed of by order of the Commission.


          (9) The revised Agreement is adopted subject to the expectation that several minor language problems in it will be corrected by agreement among the signatories and substitute language will be submitted in compliance with this order. The referenced problems are listed in Appendix C.
          (10) The revised Agreement is adopted on the condition Central Hudson agrees to accept the Commission order, issued June 23, 1997, concerning the farmer and food processor pilot program (Case 96-E-00948).

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                       STATE ENVIRONMENTAL
                  QUALITY REVIEW ACT EVALUATION

          In conformance with the State Environmental Quality Review Act (SEQRA), on May 3, 1996, the Commission issued a Final Generic Environmental Impact Statement (FGEIS) which evaluated the action adopted in the generic proceeding regarding competitive opportunities for electric service, Case 94-E-0952. Recognizing that individual utility restructuring proposals might bring to light new concerns, each utility was also required to file an environmental assessment of its restructuring plans. Central Hudson filed an Environmental Assessment Form (EAF) concerning the March 12, 1997 Agreement on June 17, 1997.
          Central Hudson's EAF, the parties' comments, and other information were evaluated in order to determine whether the potential impacts resulting from adoption of the revised Agreement's terms would be within the bound and thresholds of the FGEIS adopted in 1996. The analysis considered several areas of potential impacts, including the effects of rate reductions and reduced demand side management on electricity sales and air quality. Arguably, all of the potential environmental impacts of the revised Agreement need not be considered, given that some result from Type II exempt rate actions. Nonetheless, the analysis examined all areas in which impacts would reasonably be expected.
          Based on these analyses, the potential environmental impacts of the revised Agreement are found to be within the range of thresholds and conditions set forth in the FGEIS. Therefore, no further SEQRA action is necessary in connection with the revised Agreement. A full EAF will be attached to the final opinion and order.

                            DISCUSSION
          Taking into account our overall responsibility to set just and reasonable rates, Central Hudson's statutory burden of proof, and our settlement guidelines, and having considered the evidence, arguments, and EAF information, it is clear that the terms of the revised Agreement, subject to the modifications and conditions discussed in this order, are reasonable and in the public interest, and provide significant improvement over the Agreement.
          While the revised Agreement does not provide rate reductions as large as those realized in other restructuring proceedings, this is because Central Hudson's average rates are already the lowest in the State. Moreover, large industrial customers will realize a 5% rate reduction, and the rates for all other customers will be frozen through June 30, 2001. The revised Agreement also enables customers to receive the benefits, during the transition period, of all cumulative earnings in excess of those necessary to produce a 10.6% return on equity. Consequently, ratepayers are assured that the company will not have excess earnings during the transition. Furthermore, the revised Agreement provides for the highest back-out rate among the electric rate/restructuring plans thereby promoting ESCO competition.
          In addition, the revised Agreement eliminates the requirement that all customers opting for retail access during the transition period have time-differentiated meters installed by Central Hudson, adds a customer-incentive plan to assure a high quality of service, closes pending revenue requirement issues related to April 1997 storm damage restoration costs and a previously unresolved prudence issue, and identifies the manner by which ISO costs will be recovered.
          Accordingly, the terms of the revised Agreement are adopted subject to the modifications and conditions we have enunciated and the revised Agreement's terms are incorporated by reference into this order. Inasmuch as the terms of the revised Agreement are inter-related, as are our modifications and conditions, if any term, condition, or understanding is modified, vacated, or otherwise materially affected on judicial review, we may re-examine our entire decision.
          Subsequent to the issuance of this abbreviated order, we shall issue a more comprehensive opinion and order describing the bases for our decision, and containing the final EAF. The statute of limitations for filing petitions for rehearing or clarification of our decision will be deemed to run from the date of issuance of that opinion.

The Commission orders:
          1. The terms of the revised Agreement filed in this proceeding dated January 2, 1998, subject to the modifications and conditions in this order, are adopted in their entirety and are incorporated as part of this order.
          2. The potential environmental impacts of these terms are within the bounds and thresholds evaluated in the 1996 FGEIS, and, therefore, no further SEQRA action is necessary in connection with the revised Agreement.
          3. Central Hudson Gas and Electric Corporation (Central Hudson) must submit a written statement of unconditional acceptance of the modifications and conditions contained in this order, signed and acknowledged by a duly authorized officer by February 26, 1998. This statement, along with substitute language responding to Appendix C, should be filed with the Secretary of the Commission and served on all parties in this proceeding.
          4. Central Hudson is directed to file on not less than one day's notice, to become effective February 27, 1998, such tariff amendments as are necessary to effectuate the rate reductions contemplated by the revised Agreement, as adopted, as well as the requirements of Opinion No. 97-5. Central Hudson shall serve copies of its tariff filing upon all parties to the proceeding. Any comments on the filing must be received at the Commission's offices within ten days of service of the proposed amendments. The amendments shall not become effective on a permanent basis until approved by the Commission.
          5. In the event Central Hudson submits an auction plan under section VII of the revised Agreement, and such plan, if adopted, could result in divestiture prior to June 30, 2001, Central Hudson shall, at the time the auction plan is filed, propose a mechanism, consistent with the modification previously described in this order, to ensure bundled prices will not increase for the balance of the term of the revised Agreement.
          6. To the extent exceptions to the recommended decision issued in this proceeding on July 1, 1997 are not moot, or are otherwise granted, they are denied.
          7. Central Hudson, in cooperation with Staff, shall monitor the environmental impacts of electric restructuring resulting from this order.
          8.  This proceeding is continued.
                              By the Commission,



               (SIGNED)       JOHN C. CRARY
                                Secretary


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CASE 96-E-0909                                         APPENDIX B
                                                      Page 1 of 2

(1) Regco shall establish a complaint process consistent with the following. If any competitor or customer of Regco believes that Regco has violated the standards of competitive conduct established in this section of the agreement, such competitor or customer may file a complaint in writing with Regco. Regco will respond to the complaint in writing within twenty (20) business days after receipt of the complaint, including a detailed factual report of the complaint and a description of any course of action proposed to be taken. After the filing of such response, Regco and the complaining party will meet, if necessary, in an attempt to resolve the matter informally. If Regco and the complaining party are not able to resolve the matter informally within 15 business days from Regco's response, either party may refer the matter promptly to the Commission for disposition. (The Commission reserves the right to adjust the times for responding to complaints and referring complaints to the Commission.)
(2) The Commission may impose on Regco remedial action for violations of the standards of competitive conduct. If the Commission concludes that Regco has engaged in material violations of the standards of competitive conduct during the course of this Plan, it shall provide it notice of and a reasonable opportunity to remedy such conduct or explain why such conduct is not a violation. If Regco fails to remedy such conduct within a reasonable period after receiving such notice, the Commission may take remedial action with respect

CASE 96-E-0909                                         APPENDIX B
                                                      Page 2 of 2
     to Holdco to prevent Regco from further violating the standard(s) at issue. Such remedial action may include directing Holdco to divest the unregulated subsidiary, or some portion of the assets of the unregulated subsidiary, that is the subject of Regco's material violation(s), but exclude directing Holdco to divest Regco or imposing a service territory restriction on the unregulated subsidiary. If Holdco is directed to divest an unregulated subsidiary, it may not thereafter, without prior Commission approval, use a new or existing subsidiary to conduct within Regco's service territory the same business activities as the divested subsidiary (e.g., energy services). Regco and Holdco may exercise any and all legal and/or equitable relief from such remedial actions, including, but not limited to injunctive relief. Neither Central Hudson nor any affiliate or subsidiary will challenge the Commission's legal authority to implement the provisions of this subparagraph.

CASE 96-E-0909                                         APPENDIX C

                     OTHER REQUIRED REVISIONS

1. The definition of strandable costs in section III of the revised Agreement should be consistent with the elements of strandable costs in section VIII.
2. The meaning of the acronym "NTAC" in section III should be corrected.
3. The options available to S.C. No. 13 customers in section V, Item D should be clarified for the period of time between the approval of new tariffs and the availability of retail access, as should the obligations of these customers, if any, to enter into partial/full requirements contracts.
4. Section VI, Item B-13 should be clarified to state whether sales in and outside of the company's service territory can be made if they do not benefit Regco's customers.
5. For section XIII, Item A and in general, the signatories should clarify whether they are satisfied all items listed as continuing beyond the term of the revised agreement are accurate and consistent throughout.

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